U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*


  Durando                            Ronald                  A
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   (Last)                            (First)              (Middle)

                         c/o MPhase Technologies, Inc.
                             587 Connecticut Avenue
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                                    (Street)

   Norwalk                             CT                   06854
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                        mPhase Technologies, Inc. (XDSL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                  August 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


Chief Executive Officer and Director

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                    3.           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            Transaction  -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Code                       (A)               Fiscal Year    Indirect  Beneficial
Title of Security                     Date          (Instr. 8)     Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    Code    V                  (D)                and 4)        (Instr.4) (Instr. 4)
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Common Stock                           10/10/01       S             226,715       D     $.10     1,396,148         I     By Durando
                                                                                                                         Investment
                                                                                                                         LLC
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Common Stock                                                                                       230,000         I     By the
                                                                                                                         Durando
                                                                                                                         Foundation
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Common Stock                                                                                        95,000         I     By the
                                                                                                                         Durando
                                                                                                                         Remainder
                                                                                                                         Trust
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Common Stock                           10/2/01        P             200,000       A    $.50                        D
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Common Stock                           12/24/01       P              18,000       A    $.34        338,000         D
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Common Stock                           12/28/01       P           1,200,000       A    $.30      3,600,000         I     By Janifast
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security          Secur-   Day/    (Instr.8) ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Warrants            $.30   12/28/01   A   V  1,200,000     12/28/01  12/28/06  Common   1,200,000       1,200,000   I      Janifast
                                                                               Stock                                       Ltd.
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Employee Stock      $.49   10/18/01   A   V    700,000     10/18/01  10/18/06  Common     700,000                   D
Option (right to                                                               Stock
buy)
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Employee Stock      $.31   12/28/01   A   V    700,000     12/28/01  12/28/06  Common     700,000                   D
Option (right to                                                               Stock
buy)
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Employee Stock      $.30   3/12/02    A   V     200,000      3/12/02   3/12/07  Common     200,000                   D
Option (right to                                                                Stock
buy)
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Employee Stock      $0.45  5/14/02    A   V      25,000      5/14/02   5/14/07  Common      25,000                   D
Option (right to                                                                Stock
buy)
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Employee Stock      $0.30  6/28/02    A   V     200,000      6/28/02   6/28/07  Common     200,000       4,775,000   D
Option (right to                                                                Stock
buy)
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====================================================================================================================================

Explanation of Responses:



          /s/ Ronald A. Durando                                 8/14/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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